Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BlackRock Private Investments Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	—	0.00014760%	—

Fees Previously Paid	$10,195,816.69(1)		$1,504.90(2)

Total Transaction Valuation	$10,195,816.69(1)

Total Fees Due for Filing			$1,504.90

Total Fees Previously Paid			$1,504.90

Total Fee Offsets			—

Net Fee Due			$0

(1)

The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Trust as of February 29, 2024. The fee of $1,504.90 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Investments Fund (File No. 005-94022) on March 25, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $147.60 per $1,000,000 of the Transaction Value.